SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

February 22, 2004

PROSOFTTRAINING

(exact name of registrant as specified in its charter)

Nevada	000-21545	87-0448639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

410 N. 44th Street, Suite 600, Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(602) 794-4199

(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE

On February 22, 2004, ProsoftTraining entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among ProsoftTraining, Trinity Learning Corporation, a Utah corporation (“Trinity”), and MTX Acquisition Corp., a Utah corporation and wholly-owned subsidiary of ProsoftTraining (“MTX”). Pursuant to the Merger Agreement (attached hereto as Exhibit 2.1), Trinity will merge with and into MTX and MTX, as the surviving corporation, will become a wholly-owned subsidiary of ProsoftTraining.

Under the terms of the Merger Agreement, ProsoftTraining will issue one share of common stock in exchange for each outstanding Trinity common share and will assume Trinity’s obligations under its existing warrant and option agreements and convertible notes. Upon closing of the merger, current Trinity stockholders will have a majority interest in the combined company, with the exact amount of their interest to be determined based upon the number of shares issued to Trinity stockholders prior to the merger as a result of their exercise of outstanding warrants and options and conversion of notes. The merger is contingent upon the fulfillment of certain conditions as outlined in the Merger Agreement including, but not limited to, stockholder approval by each company, regulatory approval, satisfactory agreements being reached with certain secured creditors, and other customary conditions.

For the terms and conditions of the Merger Agreement, as well as the press release announcing the execution of the Merger Agreement, reference is made to such documents attached hereto as exhibits. All statements made herein concerning the foregoing agreements are qualified by reference to such exhibits. Pending filing and clearance of the requisite proxy materials with the Securities and Exchange Commission, neither company has set a date for the special meeting of its stockholders to approve the merger.

ITEM 7.		FINANCIAL STATEMENTS AND EXHIBITS.

(a	)	Not applicable.

(b	)	Not applicable.

(c	)	EXHIBITS

		2.1	Agreement and Plan of Merger dated as of February 22, 2004 among Trinity Learning Corporation, ProsoftTraining and MTX Acquisition Corp.

		99.1	Press release dated February 23, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 24, 2004	PROSOFTTRAINING (Registrant)

	By:	/s/ William J. Weronick
Name: William J. Weronick
Title: Vice President Finance

INDEX TO EXHIBITS

2.1	Agreement and Plan of Merger dated as of February 22, 2004 among Trinity Learning Corporation, ProsoftTraining and MTX Acquisition Corp.

99.1	Press release dated February 23, 2004.